Exhibit 99.1

CONTACT:

Kristin Dobrowolski

(+1) (972) 605-0480

kristin.dobrowolski@eds.com

For immediate Release: Monday, December 09, 2002

EDS Outlines Leasing Arrangements with United Airlines

PLANO, Texas - EDS today confirmed its previously disclosed leasing arrangements with United Airlines in light of the airline's bankruptcy filing.

As disclosed in its third quarter 2002 quarterly report on Form 10-Q and related investor calls on September 18 and October 30, 2002, EDS has investments associated with leveraged aircraft leases with United Airlines.  These leases were entered into in 1991.

EDS' current investment balance associated with these leases is approximately $40 million. EDS will record a provision in the fourth quarter of 2002 to write down all of its investment associated with these leases, resulting in a reduction in fourth quarter and full year 2002 earnings of $0.05 per share. A final determination by United Airlines as to the status of these leases post bankruptcy is not expected in the near term.  EDS has no other significant commercial relationships with United Airlines.

About EDS

EDS, the leading global services company, provides strategy, implementation, business transformation and operational solutions for clients managing the business and technology complexities of the digital economy. EDS brings together the world's best technologies to address critical client business imperatives. It helps clients eliminate boundaries, collaborate in new ways, establish their customers' trust and continuously seek improvement. EDS, with its management consulting subsidiary, A.T. Kearney, serves the world's leading companies and governments in 60 countries. EDS reported revenues of $21.5 billion in 2001. The company's stock is traded on the New York Stock Exchange (NYSE: EDS) and the London Stock Exchange. Learn more at eds.com.

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The statements in this news release that are not historical statements are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements.  For information concerning these risks and uncertainties, see our most recent Form 10-Q.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.